Exhibit 99.1

Contact:	Media Contact:
Sylvia Wheeler	Angela Bitting
SVP, Corporate Affairs	925 202 6211
510 809 9264	press@aduro.com

Mike Beyer
Sam Brown, Inc.
312 961 2502

Aduro Biotech Announces Fourth Quarter and Full Year 2015 Financial Results

Aduro Ends Year with Significant Cash and Broad, Versatile Pipeline of Therapeutics

BERKELEY, Calif., March 8, 2016 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the year ended December 31, 2015. Net loss was $39.2 million for the year ended December 31, 2015, or $0.88 per share, compared to a net loss of $17.0 million, or $53.06 per share for the year ended December 31, 2014.

Cash, cash equivalents and marketable securities totaled $431.0 million at December 31, 2015, compared to $119.5 million at December 31, 2014.

“2015 was a banner year for Aduro,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro. “We made tremendous progress on all fronts and are now uniquely positioned in the immunotherapy field with three differentiated and diverse platform technologies and a deep pipeline of assets in early and late stages of development. While our initial therapeutic priorities are in oncology, we believe the power of our technologies to regulate and temper the immune system also offers potential in autoimmune and infectious diseases.”

Key 2015 Accomplishments

Corporate achievements

•	Raised gross proceeds of approximately $137 million in IPO

•	Signed collaboration with Novartis targeting STING pathway in oncology generating $200M cash up front, $50 million in equity investment and potential $500M in future milestones

•	Acquired BioNovion Holding B.V., a monoclonal antibody company; renamed to Aduro Biotech Europe

Clinical achievements

•	Published Phase 2a pancreatic cancer results in the Journal of Clinical Oncology

•	Initiated Phase 2b STELLAR clinical trial in pancreatic cancer

•	Completed enrollment in Phase 2b ECLIPSE clinical trial in pancreatic cancer

•	Received Orphan Drug Designation in the EU for CRS-207 and GVAX Pancreas in pancreatic cancer

•	Received Orphan Drug Designation in the US and EU for CRS-207 in mesothelioma

•	Completed enrollment in Phase 1b clinical trial in mesothelioma

•	Reported Phase 1b mesothelioma clinical trial results at ASCO and ESMO/ECC 2015

•	Signed clinical trial agreement with Incyte to develop combination therapy in ovarian cancer

•	Initiated Phase 1 clinical trials in prostate (ADU-741) and lung cancer (ADU-214) in collaboration with Janssen

Significant Upcoming Milestones

•	Report top line results for Phase 2b ECLIPSE clinical trial in pancreatic cancer in the second quarter of 2016

•	Report interim results for Phase 2b STELLAR clinical trial in pancreatic cancer in the second half of 2016

•	Report top line results for Phase 1b clinical trial in mesothelioma in the first half of 2016

•	Initiate randomized Phase 3 clinical trial in mesothelioma in the first half of 2016

•	Initiate Phase 1 clinical trial in cutaneously accessible tumors with ADU-S100 in collaboration with Novartis in the first half of 2016

•	Initiate Phase 1 clinical trial in ovarian cancer in collaboration with Incyte in the first half of 2016

Financial Performance

Revenues were $34.4 million for the fourth quarter of 2015 and $73.0 million for the full year 2015, compared to $9.9 million and $13.4 million, respectively, for the same periods in 2014. The increase was primarily due to recognition of a portion of the upfront fees and development-related milestones achieved under the Janssen and Novartis agreements.

Research and development expenses were $22.7 million for the fourth quarter of 2015 and $58.6 million for the full year 2015, compared to $7.5 million and $23.5 million, respectively, for the same periods in 2014. This increase was primarily due to clinical development expenses mainly associated with our ongoing trials for our lead indication in pancreatic cancer, manufacturing costs of our clinical product candidates and compensation and related personnel expenses associated with continued workforce growth.

General and administrative expenses were $8.8 million for the fourth quarter of 2015 and $27.8 million for the full year 2015, compared to $3.5 million and $9.0 million, respectively, for the same periods in 2014. This increase was primarily due to increased consulting and outside professional services and personnel expenses to support the company’s expanding operations, including our acquisition of Aduro Biotech Europe.

Loss from remeasurement of fair value of warrants was zero for the fourth quarter of 2015 and $26.1 million for the year ended December 31, 2015, due to changes in the fair value of liability-classified warrants to purchase Aduro’s preferred and common stock. In April 2015, all such warrants ceased being liability-classified as the contingency surrounding the number of shares issuable upon the warrant exercise expired. In April 2015, all outstanding warrants were equity-classified and not subject to future remeasurement.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro’s technology platforms, which are designed to harness the body’s natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro’s LADD technology platform is based on proprietary attenuated strains of Listeria that have been engineered to express tumor-associated antigens to induce specific and targeted immune responses. Based on compelling clinical data in advanced cancers, this platform is being developed as a treatment for multiple indications, including pancreatic, lung and prostate cancers, mesothelioma and glioblastoma. Aduro’s STING Pathway Activator platform is designed to activate the intracellular STING receptor, resulting in a potent tumor-specific immune response. Aduro’s B-select monoclonal antibody platform includes a number of immune modulating assets in research and preclinical development. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans and timing of our clinical trials and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our dependence on our lead product candidate, CRS-207, and GVAX Pancreas, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015 (unaudited)	2014 (unaudited)	2015 (audited)	2014 (audited)
Revenue:
Collaboration and license revenue	$34,108	$9,731	$71,689	$13,038
Grant revenue	268	162	1,290	351

Total revenue	34,376	9,893	72,979	13,389
Operating expenses:
Research and development	22,657	7,523	58,649	23,513
General and administrative	8,805	3,496	27,805	8,994
Amortization of intangible assets	89	—	89	—

Total operating expenses	31,551	11,019	86,543	32,507

Income (loss) from operations	2,825	(1,126)	(13,564)	(19,118)
Loss from remeasurement of fair value of warrants	—	(284)	(26,077)	(566)
Gain on extinguishment of convertible promissory notes	—	—	—	3,553
Interest income (expense), net	338	(20)	494	(2,395)
Other (expense) income, net	(162)	510	(161)	1,512

Income (loss) before income tax	3,001	(920)	(39,308)	(17,014)
Income tax benefit	99	—	99	—

Net income (loss)	$3,100	$(920)	$(39,209)	$(17,014)

Net income (loss) per common share, basic	$0.05	$(2.54)	$(0.88)	$(53.06)

Net income (loss) per common share, diluted	$0.04	$(2.54)	$(0.88)	$(53.06)

Weighted average common shares outstanding, basic	62,604,226	361,997	44,706,393	320,686

Weighted average common shares outstanding, diluted	71,647,930	361,997	44,706,393	320,686

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Audited)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$150,456	$119,456
Short-term marketable securities	265,198	—
Accounts receivable	4,846	3,153
Prepaid expenses and other current assets	4,004	2,612

Total current assets	424,504	125,221
Long-term marketable securities	15,391	—
Property and equipment, net	3,986	1,053
Goodwill	8,469	—
Intangible assets, net	29,400	—
Other assets	75	188

Total assets	$481,825	$126,462

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,086	$5,030
Accrued clinical trial and manufacturing expenses	5,522	3,350
Accrued expenses and other liabilities	5,412	2,408
Deferred revenue	15,046	33,427

Total current liabilities	31,066	44,215
Contingent consideration	3,750	—
Deferred revenue	178,037	2,592
Deferred tax liabilities	7,350	—
Convertible preferred stock warrant liability	—	100
Common stock warrant liability	—	889

Total liabilities	220,203	47,796

Convertible preferred stock	—	139,963
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	6	—
Additional paid-in capital	362,807	346
Accumulated other comprehensive loss	(339)	—
Accumulated deficit	(100,852)	(61,643)

Total stockholders’ equity (deficit)	261,622	(61,297)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$481,825	$126,462